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EXHIBIT 11.0

IHOP CORP. AND SUBSIDIARIES
STATEMENT REGARDING COMPUTATION OF PER SHARE EARNINGS
(In thousands, except per share data)
(Unaudited)

	Three Months Ended September 30,		Nine Months Ended September 30,
	2001	2000	2001	2000
NET INCOME PER COMMON SHARE BASIC
Weighted average shares outstanding	20,572	20,004	20,297	20,019

Net income available to common shareholders	$11,076	$10,079	$28,718	$25,602

Net income per share-basic	$0.54	$0.50	$1.41	$1.28

NET INCOME PER COMMON SHARE DILUTED
Weighted average shares outstanding	20,572	20,004	20,297	20,019
Net effect of dilutive stock options based on the treasury stock method using the average market Price	376	264	367	219

Total	20,948	20,268	20,664	20,238

Net income available to common shareholders	$11,076	$10,079	$28,718	$25,602

Net income per share-diluted	$0.53	$0.50	$1.39	$1.27

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EXHIBIT 11.0
IHOP CORP. AND SUBSIDIARIES STATEMENT REGARDING COMPUTATION OF PER SHARE EARNINGS (In thousands, except per share data) (Unaudited)